  Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this to Form 1-A/A Registration Statement of our report dated April 1, 2019 relating to the December 31, 2018 and 2017 consolidated financial statements of Manufactured Housing Properties, Inc. and Subsidiaries, our report dated July 31, 2019 related to the combined statement of revenues and certain expenses of Crestview, LLC and A & A Construction Enterprises, LLC for the year ended December 31, 2018, our report dated October 14, 2019 related to the statement of revenues and certain expenses of CKMC, LLC for the year ended December 31, 2018 and our report dated October 9, 2019 related to the statement or revenues and certain expenses of B & D Rental Properties, LLC for the year ended December 31, 2018.

We also consent to the reference to our firm under the caption “experts” in the registration statement.

LIGGETT & WEBB P.A.
Certified Public Accountants

Boynton Beach, Florida
October 15, 2019